Exhibit F-3(f)

July 11, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

With respect to (1) the Application-Declaration (the "Application-Declaration") on Form U-1, as amended (File No. 70-9751), filed by Entergy Gulf States, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended, contemplating, among other things, the issuance and sale by the Company of one or more new series of first mortgage bonds (the "First Mortgage Bonds"); (2) the Commission's order dated December 26, 2000 (the "Order") permitting the Application-Declaration, as amended, to become effective with respect to the issuance and sale of said First Mortgage Bonds; and (3) the issuance and sale by the Company on July 1, 2003 of $240,000,000 in aggregate principal amount of its First Mortgage Bonds, 6.2% Series due July 1, 2033 (the "Bonds"), we advise you that in our opinion:

(a) the Company is a corporation duly organized and validly existing under the laws of the State of Texas;

(b) the issuance and sale of the Bonds have been consummated in accordance with the Application-Declaration, as amended, and the Order;

(c) all state laws that relate or are applicable to the issuance and sale of the Bonds (other than "blue sky" or similar laws, as to which we express no opinion) have been complied with;

(d) the Bonds are valid and binding obligations of the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or other similar laws affecting enforcement of creditors' rights and by general equitable principles (whether considered in a proceeding in equity or law); and

(e) the consummation of the issuance and sale of the Bonds has not violated the legal rights of the holders of any securities issued by the Company or any associate company thereof.

We are members of the New York Bar, and this opinion is limited to the laws of the States of New York, Texas and Louisiana and the United States. In giving this opinion, we have relied, as to all matters governed by the laws of the State of Louisiana, upon the opinion of Mark G. Otts, Esq., Senior Counsel - Corporate and Securities of Entergy Services, Inc., counsel for the Company, and as to all matters governed by the laws of the State of Texas, upon the opinion of Orgain, Bell & Tucker, L.L.P., counsel for the Company, which are to be filed as exhibits to the Certificate pursuant to Rule 24. With respect to matters of Texas and Louisiana law, respectively, our opinions are subject to the same qualifications, assumptions and limitations as expressed in the respective opinions of Orgain, Bell & Tucker, L.L.P. and Mark G. Otts, Esq.

Our consent is hereby given to the use of this opinion as an exhibit to the Certificate pursuant to Rule 24.

Very truly yours,

/s/ Thelen Reid & Priest LLP

THELEN REID & PRIEST LLP